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                                                                    EXHIBIT 12.1

                             WESTPOINT STEVENS INC.

                    EXHIBIT 12-STATEMENT RE: COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                    Three Months
                                                        Ended
                                                      March 31,                      Year Ended December 31,
                                                   ---------------     ------------------------------------------------
                                                    1998     1997       1997      1996      1995       1994      1993
                                                   -------  ------     ------   --------   -------   --------   -------
                                                                  (dollars in millions, except ratios)
Consolidated pretax income (loss) from
     continuing operations....................     $18.3    $14.3      $110.2      $91.0      $(70.4)  $(153.7)   $(325.9)

Interest expense..............................      25.7     23.4       102.2       94.5        93.5      94.2       90.4

Net amortization of deferred debt expense.....       1.0      1.0         3.9        3.9         3.9      13.6       28.4

Interest portion of rental expense............       2.6      2.0         8.9       11.8        11.5       9.2        7.9
                                                   -----    -----      ------     ------      ------    ------    -------
     Earnings (loss)..........................     $47.6    $40.7      $225.2     $201.2       $38.5    $(36.7)   $(199.2)
                                                   =====    =====      ======     ======      ======    ======    =======

Interest expense..............................     $25.7    $23.4      $102.2      $94.5       $93.5     $94.2     $90.4

Net amortization of deferred debt expense.....       1.0      1.0         3.9        3.9         3.9      13.6      28.4

Interest portion of rental expense............       2.6      2.0         8.9       11.8        11.5       9.2       7.9
                                                   -----    -----      ------     ------      ------   -------   -------
     Fixed Charges............................     $29.3    $26.4      $115.0     $110.2      $108.9    $117.0    $126.7
                                                   =====    =====      ======     ======      ======   =======   ========

     Ratio of Earnings to Fixed Charges.......       1.6x     1.5X        2.0x       1.8x        0.4x       --        --
                                                   =====    =====      ======     ======      ======   =======   ========

Deficiency in earnings available to cover
     fixed charges............................        --       --          --         --       $70.4    $153.7     $325.9
                                                   =====    =====      ======     ======      ======   =======   ========
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